IntegraMed® Enhances Financial Flexibility With
Extension and Expansion of Credit Facility

- Repays $7.5 Million Outstanding Under Revolving Loans -

PURCHASE, NY — May 26, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing and managing specialty healthcare facilities in the fertility and vein care markets, today announced that it has increased the revolving portion of its credit facility with Bank of America, N.A., Webster Bank, N.A., and T.D. Bank, N.A. as lenders, from $10 to $35 million.  Bank of America, N.A. is the administrative agent under the Loan Agreement.  The credit facilities are comprised of a term loan of $25 million (of which approximately $16 million remains outstanding), and revolving loans in an aggregate principal amount of up to $35 million.  IntegraMed also repaid the $7.5 million outstanding under its revolving loans, bringing its revolving loan balance to zero.

John Hlywak, Chief Financial Officer of IntegraMed, commented, "We are pleased to expand our banking relationship with Bank of America and are happy to welcome Webster Bank and T.D. Bank to our lending group.  Though IntegraMed possesses a healthy balance sheet with cash and cash equivalents of approximately $40 million at May 26th, we felt the extension and expansion of our credit facilities out to May 2013, particularly on a revolving loan basis, was prudent and will better align our working capital needs with our growth strategy.

“Though our intent remains to utilize excess cash before tapping available borrowing under our credit facilities, this new facility puts us in a strong position to both fund future acquisitions in our fertility business and to further build-out our network of new vein care clinics.”

Interest rates applicable to the term loans and the revolving loans are either at a Eurodollar Rate (which is based in part on LIBOR and the Company’s consolidated leverage ratio) or a fluctuating rate per annum based on Bank of America, N.A.’s “prime rate” plus an applicable rate that is tied to the Company’s consolidated leverage ratio.  We are required to pay certain fees, including fees on un-drawn committed amounts, in connection with the Loan Agreement.

Term loan amounts that are subsequently repaid or prepaid may not be re-borrowed.  Term loans are subject to repayment pursuant to an amortization schedule set forth in the Loan Agreement and mature on May 21, 2013.  Amounts drawn under the revolving credit facility may be borrowed, repaid and re-borrowed until May 21, 2013.

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein clinics in the United States.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services.  IntegraMed’s fertility network is the nation’s largest fertility network, comprised of 39 contracted centers with over 120 locations in 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice.  The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US, currently operating 36 centers in 13 states, principally in the Midwest and Southeast.

Statements contained in this press release that are not based on historical fact, including statements concerning expectations of long-term growth, ability to identify and consummate future growth and investments in IntegraMed’s business are subject to a number of risks and uncertainties, including those identified in Integramed’'s most recent Annual Report on Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of May 26, 2010 and IntegraMed undertakes no duty to update this information.

For more information about IntegraMed please visit:

www.integramed.com for investor background,
www.atttainfertility.com for fertility, or
www.veinclinics.com for vein care

CONTACT:

Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500